UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2008
WESTERN REFINING, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-32721	20-3472415
(State or other jurisdiction	(Commission	(IRS Employer Identification
of incorporation)	File Number)	Number)
123 West Mills Avenue, Suite 200
El Paso, Texas 79901
(Address of principal executive offices)
(915) 534-1400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 19, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Western Refining, Inc. (the “Company”) established the 2008 performance goals, performance period and the maximum payouts for each of the Company’s executive officers upon achievement of the 2008 performance goals. The 2008 performance bonus plan is based on achievement of target financial metrics in 2008 (measured in terms of EBITDA). EBITDA represents earnings before interest expense, income tax expense, amortization of loan fees, write-off of unamortized loan fees, depreciation and amortization. Bonus amounts are subject to the discretion of the Committee and can range from zero up to an amount not to exceed 300% of each executive’s 2008 base salary. The Committee will have discretion to determine the actual amount of bonus payable, subject to the maximum set forth in the prior sentence, and may use the following performance metrics as a guideline in determining the amount of bonus payable to each executive officer: (1) the Company’s safety record, (2) the Company’s environmental record, (3) the Company’s productivity and (4) the executive officer’s individual performance.
     Pursuant to the 2008 performance bonus plan, payments of the bonus amounts may be made in cash, restricted stock or a combination of both, in the discretion of the Committee. Executive officers will be given the option to convert any portion of their cash bonus into shares of restricted stock at a conversion rate of 150% of the cash bonus, subject to certain limitations.
     A summary of the 2008 performance bonus plan is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit No.	Description

10.1	Summary of 2008 Performance Bonus Plan for Executive Officers.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN REFINING, INC.

By:	/s/ Mark B. Cox

Name:	Mark B. Cox
Title:	Senior Vice President – Treasurer
Dated: March 25, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.1	Summary of 2008 Performance Bonus Plan for Executive Officers.